CONFIRMING STATEMENT

This Statement confirms that the undersigned, Michelle L. Heying, has authorized and designated each of Michelle L. Heying, Kenneth D. Misch and Marcy Smorey-Giger to execute and file on the undersigned's behalf all Forms 3, 4, and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the
undersigned's ownership of or transactions in securities of DynaVox Inc.   The
authority of Michelle L. Heying, Kenneth D. Misch and Marcy Smorey-Giger under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4, and 5 with regard to his ownership of or transactions in securities of DynaVox Inc., unless earlier revoked in writing. The undersigned acknowledges that Michelle L. Heying, Kenneth D. Misch and Marcy Smorey-Giger are not assuming any of the undersigned's responsibilities to comply with
Section 16 of the Securities Exchange Act of 1934.

By:	/s/ Michelle L. Heying
Name:	Michelle L. Heying
Date:	June 14, 2012